Exhibit 10.22

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Development and Production Agreement

For

Active Pharmaceutical Ingredients

Between

SIEGFRIED LTD.

Untere Brühlstrasse 4

4800 Zofingen SWITZERLAND

(hereinafter referred to as “SIEGFRIED”)

and

TARGACEPT, INC.

200 East First Street, Suite 300

Winston-Salem, NC 27101-4165 USA

(hereinafter referred to as “TARGACEPT”)

RECITALS

This DEVELOPMENT AND PRODUCTION Agreement (the “AGREEMENT”) is entered into as of the first (1st) day of February 2004 (the “EFFECTIVE DATE”) by and between SIEGFRIED and TARGACEPT.

WHEREAS, TARGACEPT presently owns certain patents and patent applications that disclose the composition, preparation or use of certain pharmaceutically active compounds and intermediates and formulations of such compounds (collectively, “COMPOUNDS”).

WHEREAS, SIEGFRIED has expertise and is engaged in the development and preparation of pharmaceutically active compounds and intermediates of such compounds, as well as formulations of such compounds and intermediates.

WHEREAS, TARGACEPT is interested in having SIEGFRIED perform DEVELOPMENT on and/or PRODUCTION of certain COMPOUNDS, and SIEGFRIED is willing to carry out such DEVELOPMENT and PRODUCTION on behalf of and for TARGACEPT under the terms and conditions of this AGREEMENT.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this AGREEMENT and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TARGACEPT and SIEGFRIED agree as follows:

1.	DEFINITIONS

For the purpose of this AGREEMENT, the following definitions shall apply:

1.1 “ACT” shall mean the United States Federal Food, Drug and Cosmetics Act and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.2 “AFFILIATE” shall mean, with respect to a given party, any business entity controlling, controlled by, or under common control with such party. For the purpose of this definition, the term “control” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of more than fifty percent (50%) of the outstanding voting stock, by contract or otherwise.

1.3 “BATCH” shall mean the material resulting from a single manufacturing order during a specific cycle of PRODUCTION.

1.4 “COMPOUND” shall have the meaning given it in the recitals appearing above.

1.5 “CONFIDENTIAL INFORMATION” shall mean (a) in the case of TARGACEPT,

TARGACEPT IP, NEW IP and any and all information and materials disclosed by TARGACEPT to SIEGFRIED in connection with this AGREEMENT or the activities hereunder and (b) in the case of SIEGFRIED, SIEGFRIED IP and any and all other information and materials, other than NEW IP, disclosed by SIEGFRIED to TARGACEPT in connection with this AGREEMENT or the activities hereunder. In addition, the existence and terms of this AGREEMENT shall be considered CONFIDENTIAL INFORMATION of each party.

1.6 “DEVELOPMENT” shall mean, collectively, the activities pertaining to the development of a synthetic chemical process and/or finished dosage development studies and formulation for a SELECTED COMPOUND to enable PRODUCTION of a PRODUCT (which may include, without limitation, research studies, process optimization, the scale-up of an existing process and delivery of samples of SELECTED COMPOUND) that are described as Phase I – Laboratory under Scope of Work in the mutually agreed upon sub-appendix to Appendix B applicable to that PRODUCT. A separate sequentially numbered sub-appendix (B-1, B-2 and so on) shall be prepared for each SELECTED COMPOUND for which SIEGFRIED undertakes DEVELOPMENT at TARGACEPT’s request hereunder, which sub-appendix shall include the costs chargeable to TARGACEPT for such services (based on the rates specified herein), be dated and signed by an authorized employee of each party, attached hereto and thereupon become a part hereof.

1.7 “EFFECTIVE DATE” shall have the meaning given it in the first sentence of this AGREEMENT.

1.8 “EXCLUSION CONDITIONS” shall mean: (i) with respect to any particular SELECTED COMPOUND or PRODUCT, TARGACEPT (A) licenses or otherwise conveys to a third party the right to manufacture, or to control manufacturing of, such SELECTED COMPOUND or PRODUCT (except where TARGACEPT merely outsources the manufacturing function for such SELECTED COMPOUND OR PRODUCT on a contract basis for its own benefit), (B) enters into a strategic collaboration or partnership, however structured, pursuant to which its collaborator or partner assumes responsibility for, or control of, manufacturing such SELECTED COMPOUND or PRODUCT, or (C) determines, in the exercise of its good faith discretion, that SIEGFRIED’s performance hereunder is sub-standard or otherwise unsatisfactory; or (ii) with respect to any particular task, TARGACEPT determines that SIEGFRIED does not possess the experience, expertise or capability required to perform such task.

1.9 “FDA” shall mean the United States Food and Drug Administration.

1.10 “FULL TIME EQUIVALENT (FTE)” is defined as [********] per year of project work as provided by a chemist, pharmaceutical scientist, analytical chemist or regulatory specialist. FTE cost is fully loaded and, without limiting the generality of the foregoing, includes administrative overhead and quality support.

1.11 “GMP” shall mean those practices in the manufacture of pharmaceutical products that are recognized from time to time as the current good manufacturing practices in accordance with FDA regulations, guidelines and other administrative interpretations and rulings in connection therewith, including, but not limited to those regulations cited in 21 C.F.R. §§ 210 and 211 and the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, August 2001.

1.12 “KNOW-HOW” shall mean information and materials, including, without limitation, ideas, concepts, discoveries, inventions, developments, improvements, know-how, expertise, trade secrets, designs, devices, equipment, process conditions, specifications, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, experimental results, data (including, without limitation, analytical, toxicological, pharmacological, clinical, bioequivalence and stability data), documentation, reports, enzymes, reagents, proteins, peptides, organisms, formulations, chemical compounds and products, whether patentable or otherwise.

1.13 “MASTER PRODUCTION RECORD” shall mean, with respect to any particular PRODUCT, the formal set of instructions for PRODUCTION of such PRODUCT.

1.14 “NEW IP” shall mean all NEW KNOW-HOW and all patents, patent applications, copyrights, trade secrets and other intellectual property rights pertaining to NEW KNOW-HOW.

1.15 “NEW KNOW-HOW” shall mean all KNOW-HOW that pertains solely to one or more SELECTED COMPOUNDS, the DEVELOPMENT of one or more SELECTED COMPOUNDS or the PRODUCTION of one or more SELECTED COMPOUNDS into one or more PRODUCTS that is conceived, developed, made and/or reduced to practice by SIEGFRIED during the TERM. NEW KNOW-HOW shall not include or constitute SIEGFRIED KNOW-HOW.

1.16 “PRODUCT” shall mean a SELECTED COMPOUND with particular SPECIFICATIONS.

1.17 “PRODUCTION” shall mean, collectively, the activities pertaining to the pre-commercial production of PRODUCT (which may include, without limitation, the manufacture, storage and supply of quantities of PRODUCT) that are described as Phase II – Kilo Lab or Pilot Production under Scope of Work in the mutually agreed upon sub-appendix to Appendix B applicable to the particular PRODUCT. A separate sequentially numbered sub-appendix (B-1, B-2 and so on) shall be prepared for each PRODUCT for which SIEGFRIED undertakes PRODUCTION at TARGACEPT’s request, which sub-appendix shall include the costs chargeable to TARGACEPT for such services (based on the rates specified herein), be dated and signed by an authorized employee of each party, attached hereto and thereupon become a part hereof.

1.18 “REGULATORY AUTHORITIES” shall mean those agencies or authorities responsible for marketing approval or regulation of any PRODUCT in the United States (including, without limitation, the FDA) or any foreign jurisdiction.

1.19 “SELECTED COMPOUND” shall mean a COMPOUND (or finished dosage form(s) of a COMPOUND) for which TARGACEPT engages SIEGFRIED to perform DEVELOPMENT or PRODUCTION as specified from time to time in a sub-appendix to Appendix A. A separate sequentially numbered sub-appendix (A-1, A-2 and so on) shall be prepared for each SELECTED COMPOUND, which sub-appendix shall be dated and signed by an authorized employee of each party, attached hereto and thereupon become a part hereof.

1.20 “SIEGFRIED IP” shall mean all SIEGFRIED KNOW-HOW and all patents, patent applications, copyrights, trade secrets and other intellectual property rights controlled by SIEGFRIED pertaining to the SIEGFRIED KNOW-HOW.

1.21 “SIEGFRIED KNOW-HOW” shall mean all KNOW-HOW: (a) not in the public domain and in the possession of SIEGFRIED as of the Effective Date; (b) conceived, developed, acquired, made and/or reduced to practice by SIEGFRIED during the TERM that pertains to development or production technologies applicable to the development or preparation of active pharmaceutical compounds and intermediates (but not any SELECTED COMPOUND or PRODUCT) or of formulations of such compounds and intermediates; or (c) conceived, developed, acquired, made and/or reduced to practice by SIEGFRIED during the TERM that pertains to development and production technologies generally applicable to the development or preparation of a variety of active pharmaceutical compounds and intermediates (at least one of which, but not all of which, is a SELECTED COMPOUND or PRODUCT) or of formulations of such compounds and intermediates. SIEGFRIED KNOW-HOW shall not include or constitute NEW KNOW-HOW.

1.22 “SPECIFICATIONS” shall mean the specifications for particular Product set forth in the applicable sub-appendix to Appendix A, as the same may be amended in accordance with the terms of this AGREEMENT.

1.23 “TARGACEPT IP” shall mean all TARGACEPT KNOW-HOW and all patents, patent applications, copyrights, trade secrets and other intellectual property rights controlled by TARGACEPT pertaining to the TARGACEPT KNOW-HOW.

1.24 “TARGACEPT KNOW-HOW” shall mean all KNOW-HOW not in the public domain and in the possession of TARGACEPT as of the Effective Date, or conceived, developed, acquired, made or reduced to practice by TARGACEPT during the TERM, that pertains to one or more SELECTED COMPOUNDS or PRODUCTS or the DEVELOPMENT or PRODUCTION of one or more SELECTED COMPOUNDS or PRODUCTS. TARGACEPT KNOW-HOW shall not include or constitute NEW KNOW-HOW.

1.25 “TERM” shall have the meaning ascribed to it in Section 9.1.

2.	DEVELOPMENT and PRODUCTION

2.1 TARGACEPT hereby engages SIEGFRIED to undertake DEVELOPMENT and/or PRODUCTION as set forth in sub-appendices to this AGREEMENT from time to time, upon the terms and conditions set forth in this AGREEMENT, and SIEGFRIED hereby accepts such engagement.

2.2 With respect to each SELECTED COMPOUND for which TARGACEPT engages SIEGFRIED to undertake DEVELOPMENT, SIEGFRIED shall use all commercially reasonable efforts to complete such DEVELOPMENT in accordance with the Scope of Work set forth as Phase I – Laboratory in the applicable sub-appendix to Appendix B so as to meet the timeline and budget for the completion of such DEVELOPMENT set forth in such sub-appendix.

2.3 With respect to each PRODUCT for which TARGACEPT engages SIEGFRIED to undertake PRODUCTION, SIEGFRIED shall use all commercially reasonable efforts to undertake PRODUCTION in accordance with the Scope of Work set forth as Phase II – Pilot Production in the applicable sub-appendix to Appendix B so as to meet the timeline and budget for the completion of PRODUCTION and the delivery of the quantities of PRODUCT set forth in such sub-appendix.

2.4 TARGACEPT shall evaluate the samples of each SELECTED COMPOUND delivered as part of its DEVELOPMENT and shall evaluate the SPECIFICATIONS and MASTER PRODUCTION RECORD prepared by SIEGFRIED for the PRODUCTION of each PRODUCT. In the event that TARGACEPT is not satisfied with the samples of a SELECTED COMPOUND or the SPECIFICATIONS or the MASTER PRODUCTION RECORD for PRODUCTION of a PRODUCT, SIEGFRIED shall continue to consult with TARGACEPT on the process for the PRODUCTION of such PRODUCT. SIEGFRIED shall not initiate PRODUCTION of any PRODUCT unless and until it shall have received written approval from TARGACEPT of the PRODUCT’s SPECIFICATIONS (such approved SPECIFICATIONS to be reflected in a duly executed amendment to the sub-appendix to Appendix A applicable to such PRODUCT) and MASTER PRODUCTION RECORD and, once approved by TARGACEPT, shall not change the PRODUCT’s SPECIFICATIONS or MASTER PRODUCTION RECORD without TARGACEPT’s prior written approval.

2.5 Laboratory studies conducted as part of any DEVELOPMENT may, but need not, be performed in compliance with GMP; provided that all DEVELOPMENT and PRODUCTION associated with the manufacture or storage of any PRODUCT shall be performed in compliance with GMP, SIEGFRIED’S standard operating procedures (SOPs) for the manufacture, storage and delivery of material in compliance with GMP and all applicable laws, regulations, rules and regulatory guidance (including, without limitation, the ACT). Further, each PRODUCT manufactured hereunder shall meet its SPECIFICATIONS, all PRODUCTION of a PRODUCT shall be in accordance with its MASTER PRODUCTION RECORD and SIEGFRIED warrants compliance with the foregoing to TARGACEPT. Without limiting the generality of the foregoing, SIEGFRIED: (i) shall take all steps necessary to ensure that each PRODUCT that it manufactures pursuant to this AGREEMENT is free of cross-contamination from any other manufacturing or similar activities; (ii) shall complete qualified cleaning procedures approved by TARGACEPT after review of SIEGFRIED’s applicable SOPs and carry out product changeover according to SIEGFRIED’s applicable SOPs prior to manufacturing any PRODUCT for TARGACEPT; (iii) shall not rework any BATCH without TARGACEPT’s prior written consent; and (iv) represents and warrants to TARGACEPT that its standard operating procedures for the manufacture, storage and delivery of material in compliance with GMP conform with best industry practices for the manufacture, storage and delivery of such material for use in human clinical trials.

2.6 SIEGFRIED shall perform all DEVELOPMENT and PRODUCTION at its facility located in Zofingen, Switzerland. SIEGFRIED shall commit the personnel, and shall reserve the development and pilot plant capacity, necessary to carry out its obligations pursuant to each sub-appendix to this AGREEMENT. Each project manager or other employee or personnel assigned by SIEGFRIED to the performance of its obligations hereunder shall be appropriately qualified, trained and experienced for the tasks he or she is to perform. SIEGFRIED’s project manager and other technical personnel shall make themselves available to meet with TARGACEPT (in person in Zofingen, Switzerland or by telephone) at such times and at such frequency as TARGACEPT shall reasonably request.

2.7 PRODUCT shall be used by TARGACEPT for stability, preclinical, clinical and other pre-commercial purposes.

3.	TRANSFER of INFORMATION and MATERIALS

3.1 TARGACEPT shall be responsible for providing SIEGFRIED with such TARGACEPT KNOW-HOW as is reasonably necessary for SIEGFRIED to conduct the DEVELOPMENT of a particular SELECTED COMPOUND or PRODUCTION of a particular PRODUCT called for by any sub-appendix to this AGREEMENT (including, without limitation, any laboratory-scale process or analytical methods).

3.2 SIEGFRIED shall be responsible (subject to the provisions of Section 10.3) for the procurement of all raw materials as are required for SIEGFRIED to conduct the DEVELOPMENT or PRODUCTION called for by any sub-appendix to this AGREEMENT.

3.3 Upon any expiration of the TERM or termination of this AGREEMENT, for whatever reason, SIEGFRIED shall forward to TARGACEPT, upon TARGACEPT’s request, all quantities of raw material supplied by TARGACEPT or purchased by SIEGFRIED pursuant to this AGREEMENT, all quantities of each SELECTED COMPOUND or PRODUCT, and all quantities of any other material produced pursuant to this AGREEMENT (including, without limitation, materials constituting works-in-progress) within sixty (60) days. Notwithstanding the foregoing, SIEGFRIED shall be entitled to retain such samples of the foregoing as are required by law or as are required in order for SIEGFRIED to comply with its SOPs.

4.	COLLABORATION and REPORTING; REGULATORY SUPPORT

4.1 SIEGFRIED shall perform all DEVELOPMENT and PRODUCTION in collaboration with TARGACEPT and shall keep TARGACEPT regularly informed with respect to the status of all DEVELOPMENT and PRODUCTION. Without limiting the generality of the foregoing, SIEGFRIED shall provide TARGACEPT with monthly written reports summarizing the progress of the work performed or to be performed in accordance with each outstanding sub-appendix to Appendix B.

4.2 At no cost to TARGACEPT, SIEGFRIED shall assign a project manager reasonably acceptable to TARGACEPT to coordinate and monitor all technical aspects of DEVELOPMENT and PRODUCTION of all SELECTED COMPOUNDS.

4.3 Each party shall appoint one representative to be the primary point of contact for the interaction of the parties in connection with this AGREEMENT and all day-to-day communication between the parties under this AGREEMENT shall be addressed to such representatives. Any notice required under this AGREEMENT must be given in writing in accordance with the terms of this Section 4.3. Any report, approval or notice required or permitted to be given under or in connection with this AGREEMENT shall be in writing and sent by (i) certified or registered mail, return receipt requested, postage prepaid, (ii) a nationally-recognized overnight courier service, or (iii) hand delivery to the representative for such party at the address set forth below. A party may change its representative or address by written notice to the other party given in accordance with this Section 4.3. Notice shall be deemed given on the third business day after being sent in the case of delivery by mail, on the first business day after being sent in the case of delivery by overnight courier, and on the date of delivery in the case of delivery by hand or, in each case, upon actual receipt if earlier.

The addresses of the parties and representatives are as follows:

If to TARGACEPT:	TARGACEPT, Inc.
200 East First Street, Suite 300
Winston-Salem, NC 27101-4165

Representative: David Moore
E-Mail: david.moore@targacept.com

If to SIEGFRIED:	SIEGFRIED Ltd.
Untere Brühlstrasse 4
4800 Zofingen
Switzerland
Representative: Scott M. Powers
E-Mail: scott.powers@siegfried-usa.com

4.4 SIEGFRIED shall, if requested by TARGACEPT: (i) maintain a complete Drug Master File (DMF) containing all information, data and documentation necessary to complete fully the Chemistry, Manufacturing and Controls (CMC) sections of an investigational new drug application (IND) and new drug application (NDA) for submission to the FDA for each SELECTED COMPOUND; (ii) submit each such DMF to the FDA (and those other REGULATORY AUTHORITIES specified by TARGACEPT) in accordance with applicable law and regulations; (iii) provide TARGACEPT with a letter of authorization to enable the FDA and any comparable REGULATORY AUTHORITY in a foreign jurisdiction to access and reference each such DMF; (iv) prepare and provide to TARGACEPT upon request a dossier that includes all validated analytical methods and stability studies for such SELECTED COMPOUND, if applicable, and for the finished dosage form of such PRODUCT, if applicable, sufficient to enable (A) a competent manufacturer of pharmaceutical products to manufacture the SELECTED COMPOUND into PRODUCT or the final dosage form of such PRODUCT, as the case may be, in commercial quantities and (B) TARGACEPT to obtain requisite FDA approval of an NDA and the requisite approval of other REGULATORY AUTHORITIES of the equivalent outside of the United States; (v) provide to TARGACEPT such other documentation and related information as it determines to be necessary, or as TARGACEPT reasonably requests, in connection with the filing of any IND, NDA or other filing or submission to, or correspondence with, the FDA or any comparable foreign REGULATORY AUTHORITY by or on behalf of TARGACEPT; and/or (vi) otherwise cooperate with TARGACEPT in all reasonable respects to assist TARGACEPT in connection with obtaining FDA approval of an IND or NDA (or the approval of the equivalent of any other REGULATORY AUTHORITY); provided that the reasonable costs actually incurred by SIEGFRIED to perform the services requested by TARGACEPT under this Section 4.4, based on actual time spent and the FTE rate set forth in Section 10.2, may be invoiced by SIEGFRIED to TARGACEPT.

5.	DOCUMENTATION and RECORD KEEPING; SAMPLES

5.1 SIEGFRIED shall keep complete and accurate accounts, notes, data and records of all work that it performs under this AGREEMENT (including, without limitation, complete and accurate records pertaining to the methods and facilities used for PRODUCTION of PRODUCT). Without limiting the generality of the foregoing, with respect to each BATCH of each PRODUCT, SIEGFRIED shall maintain and submit to TARGACEPT copies of the completed batch record, deviation reports, out-of-specification records, investigation reports, in-process control raw data, analytical data, a certificate of analysis certifying that the BATCH meets the applicable SPECIFICATIONS and the MASTER PRODUCTION RECORD.

5.2 SIEGFRIED shall retain all raw data for three (3) years from the expiration of the TERM or termination of this AGREEMENT for any reason. After this period, SIEGFRIED shall, upon the timely request of TARGACEPT within sixty (60) days after notification from SIEGFRIED, forward such data to TARGACEPT. Otherwise, SIEGFRIED may destroy such raw data.

5.3 SIEGFRIED shall retain samples of PRODUCT for each BATCH for a period of four (4) years after TARGACEPT’s acceptance of such BATCH, each such sample size shall be twice the size necessary to conduct quality control testing. In addition, SIEGFRIED shall retain samples of isolated intermediates, if any, for each BATCH in accordance with SIEGFRIED’s SOPs. Upon TARGACEPT’s written request, SIEGFRIED shall provide TARGACEPT with up to one-half the original amount of any retained sample of PRODUCT or isolated intermediate at no cost to TARGACEPT.

6.	QUALITY ASSURANCE AUDITS and INSPECTIONS

6.1 SIEGFRIED’s quality assurance group shall closely monitor and report on the DEVELOPMENT of each SELECTED COMPOUND and the PRODUCTION of each PRODUCT, as applicable, in order to verify compliance with GMP and the ACT.

6.2 TARGACEPT shall have the right to request a quality assurance audit of the DEVELOPMENT of any SELECTED COMPOUND or the PRODUCTION of any PRODUCT in order to verify compliance of DEVELOPMENT and PRODUCTION with the terms of this AGREEMENT. All visits shall be during normal business hours, shall not, either individually or when taken together with all other such visits, unreasonably interrupt the operation of SIEGFRIED, and TARGACEPT shall be responsible for all costs that it incurs in connection with any such visit. Further, all visiting employees and consultants of TARGACEPT shall have executed an appropriate non-disclosure agreement or otherwise be under an obligation of confidentiality consistent with Article 8 and shall comply at all times with all security and other personnel and visitor procedures of SIEGFRIED.

6.3 Unless required by law, SIEGFRIED shall have no contact or communication with any REGULATORY AUTHORITY regarding any DEVELOPMENT or PRODUCTION without the prior written consent of TARGACEPT, and TARGACEPT shall be solely responsible for all such contacts and communications. In the event that SIEGFRIED receives any contact or communication from any REGULATORY AUTHORITY pertaining to any DEVELOPMENT or PRODUCTION, SIEGFRIED shall notify TARGACEPT immediately and shall provide TARGACEPT with copies of any tangible manifestations of any such contact or communication within one (1) business day thereafter. TARGACEPT shall be entitled to participate with

SIEGFRIED in the preparation and submission of a response to any such contact or communication. SIEGFRIED shall allow inspections by REGULATORY AUTHORITIES of its facilities or resources involved or to be involved in any DEVELOPMENT and PRODUCTION. In such event, SIEGFRIED shall inform TARGACEPT prior to such inspection if at all possible or, if not possible, immediately following such inspection. TARGACEPT shall be entitled to (i) be present during any such inspection for which SIEGFRIED receives prior notice that (A) is limited to facilities or resources devoted solely to SELECTED COMPOUNDS, DEVELOPMENT or PRODUCTION or (B) could not reasonably be expected to result in TARGACEPT having access to confidential or proprietary information of any third party and (ii) participate with SIEGFRIED, whether or not SIEGFRIED receives prior notice, in the preparation and submission of a response to any contact or communication received from a REGULATORY AUTHORITY following such inspection.

7.	RIGHTS, INVENTIONS and PATENTS

7.1 All TARGACEPT IP shall be and remain the exclusive property of TARGACEPT. All SIEGFRIED IP shall be and remain the exclusive property of SIEGFRIED. All NEW IP shall be “works made for hire” and shall be the exclusive property of TARGACEPT. Further, all records of work performed by SIEGFRIED under this AGREEMENT and all reports delivered or required to be delivered by SIEGFRIED to TARGACEPT under this AGREEMENT shall be “works made for hire” and shall be the exclusive property of TARGACEPT. Notwithstanding the foregoing, solely to the extent necessary to comply with applicable laws and regulations, SIEGFRIED shall have the right to keep one (1) copy, or if so required one (1) original, of such records and reports, such records and reports not be used for any commercial purposes whatsoever.

7.2 In the event that TARGACEPT, or its designee, seeks patent protection for any NEW KNOW-HOW, TARGACEPT, or its designee, shall bear the costs, including, but not limited to, attorneys fees, associated with preparing, filing and prosecuting such patent applications and for maintaining such patent protection as may be granted. SIEGFRIED hereby: (i) agrees to promptly disclose, and deliver all information related to, all NEW KNOW-HOW to TARGACEPT; (ii) represents and warrants to TARGACEPT that each of its employees or other personnel that participates in any aspect of DEVELOPMENT or PRODUCTION has taken all necessary steps to irrevocably assign to SIEGFRIED any and all rights that he or she may have in such NEW KNOW HOW or any related NEW IP; (iii) assigns to TARGACEPT any rights it may have or acquire in such NEW KNOW HOW and any related NEW IP; and (iv) agrees to execute such documents and to provide TARGACEPT with such other reasonable assistance at TARGACEPT’s reasonable expense as TARGACEPT may request to assist it in its acquisition and enforcement of NEW IP in any or all countries.

7.3 TARGACEPT hereby grants to SIEGFRIED and its AFFILIATES a non-exclusive, non-sublicensable, royalty-free license under the TARGACEPT IP and NEW IP solely to conduct during the TERM DEVELOPMENT and PRODUCTION requested by TARGACEPT hereunder.

7.4 SIEGFRIED hereby grants to TARGACEPT a non-exclusive, worldwide, perpetual irrevocable, sublicensable, royalty-free license under SIEGFRIED IP conceived, developed, acquired made and/or reduced to practice by SIEGFRIED, in whole or in part, in the performance of DEVELOPMENT or PRODUCTION hereunder to develop, make, have made, use, sell, have sold, offer for sale, import and have imported compounds (and intermediates and formulations of compounds or intermediates) and otherwise to exploit such SIEGFRIED IP in connection therewith. SIEGFRIED hereby agrees to promptly disclose, and deliver all information related to, such SIEGFRIED IP to TARGACEPT.

7.5 The license granted to TARGACEPT under Section 7.4 is subject to TARGACEPT’s payment of all amounts due to SIEGFRIED and not subject to a good faith dispute.

8.	CONFIDENTIALITY

8.1 Each party agrees (i) to retain in strict confidence and not to disclose, divulge or otherwise communicate to any other person or entity any CONFIDENTIAL INFORMATION of the other party, whether disclosed prior to or after the Effective Date hereof, and (ii) not to use any such CONFIDENTIAL INFORMATION for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this AGREEMENT, provided that each party (A) may disclose CONFIDENTIAL INFORMATION of the other party to its or any of its AFFILIATE’S officers, directors, employees, agents, consultants, permitted subcontractors or other representatives (the “Representatives”), who, in each case, need to know such CONFIDENTIAL INFORMATION for purposes of its implementation of, and performance of its obligations under, this AGREEMENT, and (B) shall be liable for any breach of this Article 8 caused by any of its Representatives.

8.2 Each party agrees to use at least the same standard of care to safeguard the other party’s CONFIDENTIAL INFORMATION as it uses to protect its own proprietary or confidential information of comparable sensitivity (but not less than reasonable care).

8.3 Each party warrants that each of its Representatives to whom any CONFIDENTIAL INFORMATION is revealed shall previously have been informed of the confidential nature of the CONFIDENTIAL INFORMATION and shall be legally obligated to maintain its confidentiality under terms at least as stringent as those contained herein.

8.4 The provisions of Sections 8.1-8.3 shall not apply to any CONFIDENTIAL INFORMATION which:

a) was known by the receiving party prior to its disclosure to the receiving party by the other party, as evidenced by the prior written records of the receiving party (provided that this clause a) shall not apply to NEW IP); or

b) either before or after the date of disclosure to the receiving party by the other party is lawfully disclosed to the receiving party by an independent, unaffiliated third party rightfully in possession of the CONFIDENTIAL INFORMATION; or

c) either before or after the date of disclosure to the receiving party by the other party becomes published or generally known to the public through no fault or omission on the part of the receiving party; or

d) is developed independently by the receiving party without use of CONFIDENTIAL INFORMATION of the other party, as evidenced by the written records of the receiving party; or

e) is required to be disclosed by the receiving party to comply with applicable laws, to defend or prosecute litigation, or to comply with governmental laws or regulations, provided that the receiving party (i) provides prior written notice of such disclosure to the other party, (ii) limits such disclosure to only that necessary to satisfy its legal obligations and (iii) to the extent practicable under the circumstances, provides the other party with a reasonable opportunity to obtain an appropriate protective order or otherwise to contest such disclosure.

8.5 Notwithstanding anything herein to the contrary, the parties agree that neither disclosure or use by TARGACEPT nor use by SIEGFRIED of CONFIDENTIAL INFORMATION of the other party as reasonably necessary in the exercise of the respective licenses granted in Sections 7.3 and 7.4 shall be a violation of any term or condition contained in this Article 8.

8.6 Except as otherwise set forth in this AGREEMENT, nothing herein shall be construed as giving either party any right, title, interest in or ownership of the CONFIDENTIAL INFORMATION of the other party. For the purposes of this AGREEMENT, any specific item disclosed as part of CONFIDENTIAL INFORMATION shall not be deemed to be in the public domain or in the prior possession of the receiving party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the receiving party.

8.7 The confidentiality obligations of the parties contained in this Article 8 shall remain binding on both parties during the TERM and for a period of seven (7) years after the expiration or termination of this AGREEMENT, regardless of the cause of such expiration or termination. The parties acknowledge that any breach of this Article 8 would cause irreparable harm to the other party and that the non-breaching party shall be entitled to specific performance or injunctive relief to prevent such breach or threatened breach, in addition to whatever remedies such party may otherwise be entitled to at law or in equity.

9.	TERM and TERMINATION; SURVIVAL

9.1 The initial term of the AGREEMENT shall commence on the EFFECTIVE DATE and continue for a period of [********] (the “Initial Term”), renewable in [********] increments thereafter (each a “Renewal Term” and, together with the Initial Term, the “TERM”). Unless either party gives the other notice of its intention not to renew this AGREEMENT by the date [********] prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, this AGREEMENT shall be deemed to be automatically extended for a Renewal Term.

9.2 Either party shall be entitled to terminate the AGREEMENT at any time after [********] upon not less than [********] written notice; provided that (i) either party shall be entitled to terminate the AGREEMENT immediately in the event of a material breach by the other party that is not cured within thirty (30) days after written notice of such breach and (ii) TARGACEPT shall be entitled to terminate the AGREEMENT upon written notice in the event SIEGFRIED (A) increases its rates applicable in any Renewal Term (or in any portion of any Renewal Term) [********] and (B) did not notify TARGACEPT of such increased rates at least [********] prior to the date by which TARGACEPT was required pursuant to Section 9.1 to give notice of non-renewal with respect to the Renewal Term in which such increased rates are to take effect. The effective date of any such termination shall be the last day of the TERM.

9.3 Upon termination of the AGREEMENT: (i) all work in process at the time notice of termination is given shall be terminated as soon as practicable thereafter; (ii) SIEGFRIED’s deliverables obligations pursuant to this AGREEMENT (including any and all outstanding sub-appendices to this AGREEMENT) shall survive with respect to all DEVELOPMENT and PRODUCTION completed as of the effective date of such termination; (iii) SIEGFRIED shall promptly deliver to TARGACEPT any and all PRODUCT in its possession; and (iv) SIEGFRIED may invoice TARGACEPT for its costs, determined as provided herein, (i) for all DEVELOPMENT and PRODUCTION actually performed as of such termination date and (ii) incurred directly to terminate performance hereunder (including, without limitation, any materials necessary to terminate performance, like a reagent) unless TARGACEPT terminates this AGREEMENT for material breach by SIEGFRIED.

9.4 The provisions of Sections 2.5, 3.3, 4.3, 6.3, 7.1 7.2, 7.4, 7.5, 9.3, 9.4, 10.6 (second sentence only), 12.2, 13.2 (second sentence only), 13.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9 and Articles 1 (to the extent of definitions specified therein are used in a surviving provision), 5, 8, 14, 15, 16 shall survive any expiration of the TERM or termination of this AGREEMENT for any reason.

10.	PURCHASE COMMITMENT, PAYMENT and DELIVERIES

10.1 TARGACEPT shall (i) engage SIEGFRIED to perform a minimum of [********] in DEVELOPMENT during 2004 and (ii) not during the TERM engage any party other than SIEGFRIED to develop a synthetic chemical process or finished dosage development studies and formulation for a SELECTED COMPOUND or to effect pre-commercial production of PRODUCT unless an EXCLUSION CONDITION applies. If practicable, TARGACEPT shall use commercially reasonable efforts to communicate its DEVELOPMENT commitments during the TERM to SIEGFRIED on or before December of the year preceding its anticipated expenditures. TARGACEPT agrees to consider in good faith engaging SIEGFRIED for development of COMPOUNDS in the TARGACEPT development pipeline.

10.2 For all DEVELOPMENT requested by TARGACEPT, SIEGFRIED shall charge TARGACEPT an industry discounted Full Time Equivalent (FTE) rate of [********] for laboratory work, including all chemicals and services such as analytical method development and dossier preparation.

10.3 For all PRODUCTION requested by TARGACEPT, SIEGFRIED shall charge: (a) a discounted kilo lab rate of [********]; (b) a discounted pilot plant rate of [********]; and (c) [********].

10.4 If, during the course of DEVELOPMENT, it becomes reasonably apparent to SIEGFRIED that (a) circumstances exist which could not have been foreseen by the parties and (b) such circumstances render the completion of the DEVELOPMENT and PRODUCTION materially more costly than had been foreseen by the parties, SIEGFRIED shall notify TARGACEPT in writing and the parties shall negotiate in good faith in furtherance of mutually acceptable amendment(s) to the appropriate portion(s) of the applicable sub-appendix to Appendix B.

10.5 SIEGFRIED shall invoice TARGACEPT for the DEVELOPMENT and PRODUCTION of each SELECTED COMPOUND at the completion of mutually agreed upon project milestones specified in, or as otherwise specified in, the applicable sub-appendix to Appendix B. Each such invoice will be payable by TARGACEPT thirty (30) days after its receipt.

10.6 Delivery of SELECTED COMPOUND and PRODUCT shall be “FCA ZOFINGEN” as defined in the current INCOTERMS, except that SIEGFRIED shall be responsible for loading SELECTED COMPOUND and PRODUCT onto the carrier. SIEGFRIED shall monitor shipments, shall notify TARGACEPT of shipments and shipment delays, and shall work diligently with TARGACEPT to resolve any shipment problems of all SELECTED COMPOUNDS and PRODUCTS.

10.7 If the AGREEMENT extends beyond the Initial Term, the rates provided in Sections 10.2 and 10.3 shall be subject to increase by SIEGFRIED at any time and from time to time on thirty (30) days prior written notice to TARGACEPT.

11.	COMMERICAL SUPPLY OF PRODUCT

11.1 With respect to any PRODUCT for which TARGACEPT has filed or determines it is likely to file an NDA or its equivalent outside the United States, SIEGFRIED and TARGACEPT shall negotiate in good faith in furtherance of a commercially reasonable Supply Agreement with terms customary for such agreements and that would provide for: (i) SIEGFRIED or one of its affiliates to provide to TARGACEPT such PRODUCT, produced under cGMP conditions in SIEGFRIED’s pilot plant or elsewhere as mutually agreed upon (including, without limitation, Siegfried (USA)’s location in Pennsville New Jersey), and in such quantities as TARGACEPT may request from time to time (the PRODUCT and quantity subject to each such request, a “Commercial Supply”), each such deliverable to be in accordance with timelines, specifications and other requirements communicated by TARGACEPT prior to SIEGFRIED commencing production of a particular Commercial Supply; and (ii) TARGACEPT to commit, for a multi-year period, to engage SIEGFRIED to manufacture at least [********] of the aggregate amount of such PRODUCT contracted for manufacture by or on behalf of TARGACEPT in each year in such period; provided that TARGACEPT’s obligations under this Section 11.1 shall: (i) not apply if an EXCLUSION CONDITION applies; and (ii) be subject to Section 11.2. Should an EXCLUSION CONDITION of the type specified in clause (i) of the definition of EXCLUSION CONDITION (but not any other clause of the definition) apply with respect to a particular PRODUCT, TARGACEPT shall recommend SIEGFRIED as commercial manufacturer to the party with responsibility for or control of commercial manufacture of such PRODUCT.

11.2 If TARGACEPT obtains or receives from a reputable source an offer to supply PRODUCT in like quantity and quality and under similar terms and conditions as required by TARGACEPT from SIEGFRIED at a price [********] than the then proposed Supply Agreement price, then TARGACEPT shall so notify SIEGFRIED in writing and provide documentation of the price it has received from the reputable source; provided, however, that TARGACEPT shall be permitted to delete the identity of the source in any documentation provided. Within fifteen (15) days of the date of TARGACEPT’S notice, SIEGFRIED shall notify TARGACEPT in writing of its decision as to match the price offered from the reputable source. If TARGACEPT does not receive such notice from SIEGFRIED prior to the expiration of the fifteen (15) day response period, then TARGACEPT shall be free to discontinue negotiations on such the Supply Agreement for such PRODUCT and pursue other options for supply thereof at its own discretion.

12.	WARRANTIES

12.1 Each party represents and warrants that it has the power and authority to enter into the AGREEMENT and to perform its obligations hereunder and that, as of the Effective Date, it is not (and will not hereafter become) a party to any agreement, contract or arrangement with any third party, or under any obligation or restriction (including, without limitation, pursuant to its charter documents or bylaws), which in any way limits or conflicts with its ability to fulfill any of its obligations under this AGREEMENT.

12.2 SIEGFRIED makes no representation or warranty that (i) the processes used in DEVELOPMENT OR PRODUCTION of any SELECTED COMPOUND or PRODUCT or (ii) the production, use or importation of SELECTED COMPOUND or PRODUCT will not infringe any patent or other proprietary right belonging to a third party. Notwithstanding the foregoing, SIEGFRIED represents and warrants to TARGACEPT that, as of the Effective Date, (A) it has not received any notice from any third party that the practice of the SIEGFRIED IP infringes any patent or other proprietary rights of any third party and (B) SIEGFRIED has no knowledge of any third party patent or proprietary rights that might be infringed by the practice of the SIEGFRIED IP. Further, SIEGFRIED covenants with TARGACEPT that it will not knowingly use any infringing or misappropriated SIEGFRIED IP in any DEVELOPMENT or PRODUCTION.

13.	PRODUCT QUALITY, INDEMNIFICATION, LIMITATION OF LIABILITY and INSURANCE

13.1 In the case of a material error by SIEGFRIED (or other situation over which SIEGFRIED has control) which results in an inability to meet the parameters, budgets or timelines for DEVELOPMENT or PRODUCTION set forth in a particular sub-appendix to Appendix B, SIEGFRIED shall inform TARGACEPT immediately and shall exercise diligent efforts to remedy the situation so that such parameters, budgets and timelines are achieved as soon as possible thereafter.

13.2 In the event that TARGACEPT believes it is justified in rejecting PRODUCT because it does not meet the requirements of Section 2.5, TARGACEPT shall inform SIEGFRIED accordingly with a written notice delivered within forty-five (45) days from the date of its receipt of the PRODUCT, and SIEGFRIED shall use its best efforts to replace the rejected PRODUCT with compliant PRODUCT as soon as possible thereafter. Without prejudice to the foregoing obligation, if SIEGFRIED does not agree with the basis for TARGACEPT’s rejection, the parties shall repeat the sampling and analysis of the rejected PRODUCT. Should TARGACEPT still believe it is justified in rejecting the PRODUCT following such repeated sampling and analysis, TARGACEPT shall have the right to engage an independent third party to perform the sampling and analysis of the rejected PRODUCT. Should the independent third party determine that the PRODUCT does not meet the requirements of Section 2.5, SIEGFRIED shall be responsible for the costs of replacement of the rejected PRODUCT and the sampling and analysis conducted by the independent third party, which replacement and payment of sampling and analysis costs shall, in addition to TARGACEPT’s right of termination under Section 9.2, be TARGACEPT’s exclusive remedies hereunder in connection therewith.

13.3 Subject to Sections 13.6, 13.7 and 13.8, TARGACEPT shall, at all times during the TERM and for three (3) years thereafter, indemnify, defend and hold harmless SIEGFRIED, and its directors, officers, employees and AFFILIATES (the “Other SIEGFRIED Indemnified Parties”), from and against any and all third party claims, proceedings, demands and liabilities of any kind whatsoever (all of the foregoing, collectively, “CLAIMS”), including reasonable attorneys’ fees and other legal expenses, arising out of the death of or injury to any person or out of any damage to property resulting from the use or consumption of any SELECTED COMPOUND for which SIEGFRIED provided DEVELOPMENT or any PRODUCT for which SIEGFRIED provided PRODUCTION pursuant to this AGREEMENT, unless such CLAIM results from (i) the failure of the PRODUCT (if applicable) to meet the requirements of Section 2.5 or otherwise from the breach of this AGREEMENT by SIEGFRIED or (ii) the negligence or misconduct of SIEGFRIED or any Other SIEGFRIED Indemnified Party.

13.4 Subject to Sections 13.6, 13.7 and 13.8, SIEGFRIED shall, at all times during the TERM and for three (3) years thereafter, indemnify, defend and hold harmless TARGACEPT, and its directors, officers, employees and AFFILIATES, from and against any and all CLAIMS, including reasonable attorneys’ fees and legal expenses, arising out of the death of or injury to any person or out of any damage to property resulting from the production, use or consumption of any SELECTED COMPOUND for which SIEGFRIED provided DEVELOPMENT or any PRODUCT for which SIEGFRIED provided PRODUCTION pursuant to this AGREEMENT if such CLAIM results from (i) the failure of the PRODUCT (if applicable) to meet the requirements of Section 2.5 or otherwise from a breach of this AGREEMENT by SIEGFRIED or (ii) the negligence or misconduct of SIEGFRIED or any Other SIEGFRIED Indemnified Party.

13.5 Subject to Sections 13.6, 13.7 and 13.8, TARGACEPT shall, at all times during the TERM and for three (3) years thereafter, indemnify, defend and hold harmless SIEGFRIED and the Other SIEGFRIED Indemnified Parties, from and against any and all CLAIMS, including reasonable attorneys’ fees and legal expenses, arising out of any alleged infringement of any patent or other intellectual property right held by a third party in connection with the DEVELOPMENT, use or importation of any SELECTED COMPOUND for which SIEGFRIED provided DEVELOPMENT or the PRODUCTION, use or importation of any PRODUCT for which SIEGFRIED provided PRODUCTION pursuant to this AGREEMENT (but in each case specifically excluding any CLAIM alleging infringement as a result of the exploitation of SIEGFRIED IP or NEW IP).

13.6 Any party seeking to enforce its rights under this Article 13 (an “Indemnified Party”) shall notify the party against which enforcement is sought (the “Indemnity Obligor”) in writing of the applicable CLAIM promptly (but in any event within ten (10) days after receipt of written notice thereof), specifying in reasonable detail the nature of the CLAIM, and shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the CLAIM asserted. The failure of an Indemnified Party to notify the Indemnity Obligor on a timely basis will not relieve the Indemnity Obligor of any liability that it may have to the Indemnified Party, except to the extent that the Indemnity Obligor’s defense of such CLAIM is materially prejudiced by the Indemnified Party’s failure to give such notice on a timely basis.

13.7 The Indemnity Obligor may, by giving written notice to the Indemnified Party within fifteen (15) days following its receipt of the notice of the CLAIM, elect to assume the defense or the prosecution thereof, including the engagement of counsel and other advisors at its cost and expense. The Indemnified Party shall have the right to engage counsel separate from counsel engaged by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party’s own expense. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all of the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for settlement of any such Claim effected without its prior written consent, which shall not be unreasonably withheld.

13.8 NO PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT (INCLUDING, WITHOUT LIMITATION, UNDER THIS ARTICLE 13), TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

13.9 At all times during the TERM and for three (3) years thereafter, each of TARGACEPT and SIEGFRIED shall maintain at its own expense a policy or policies of insurance of a type and amount sufficient to satisfy its obligations pursuant to this Article 13. Without limiting the generality of the foregoing, SIEGFRIED represents and warrants to, and covenants with, TARGACEPT that, at all times during the TERM and for three (3) years thereafter, it shall maintain comprehensive general liability insurance (or errors and omissions insurance), in each case with limits of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate, and workers’ compensation insurance with such limits as are required by applicable law. Either party shall, upon request, provide the other party with reasonable evidence of such insurance.

14.	CHOICE OF LAW

SIEGFRIED subsidiaries and affiliates conduct a portion of their businesses, including particularly production, in the United Sates, principally in New Jersey. Since TARGACEPT is also located in the United States (in North Carolina), the parties believe that it is most convenient and efficient for this AGREEMENT to be governed by United States federal and Delaware state law. Accordingly, this AGREEMENT shall be governed and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws, and the parties agree the United Nations Convention On Contracts For The International Sale Of Goods shall not apply to this AGREEMENT.

15.	DISPUTE RESOLUTION

Any dispute arising out of or relating to this contract, including the breach, termination or validity thereof, shall first be submitted to mediation and, if not settled during mediation, shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration by a sole arbitrator experienced in pharmaceutical manufacturing; provided that, notwithstanding the foregoing, a party shall have the right to seek a judicial temporary restraining order, preliminary injunction or similar short-term equitable relief in respect of any alleged breach or threatened breach of Article 8, which relief may be made permanent by the arbitrator(s). The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, shall be conducted in English and judgment upon the award rendered by the arbitrator, which shall be binding, shall be in U.S. dollars may be entered by any court having jurisdiction thereof. The place of the arbitration shall be in Washington D.C. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this AGREEMENT, shall base any award on applicable laws and judicial precedent and include in such award a statement of the reasons upon which the award is based. The parties consent to service of process by registered or certified mail at their respective addresses specified herein or to such other addresses of which notice hereunder shall be given. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 15 are pending, and the parties shall take such action, if any, required to effectuate such tolling. Each party is required to continue to perform its obligations under this AGREEMENT pending final resolution of any dispute arising out of or relating to this AGREEMENT.

16.	MISCELLANEOUS

16.1 The working language for DEVELOPMENT and PRODUCTION under this AGREEMENT, the execution of this AGREEMENT, and the interpretation of the terms of this AGREEMENT shall be the English language.

16.2 Neither this AGREEMENT, nor any of the rights or obligations hereunder, may be assigned by either party without the prior written consent of the other party, except that either party may assign this AGREEMENT without such consent, to a third party who acquires all or substantially all of the assets of the assigning party or otherwise acquires all or substantially all of the business of the assigning party to which this AGREEMENT relates.

16.3 Either party shall be excused from performing its obligation under this AGREEMENT if its performance is delayed or prevented by any cause beyond such party’s control, including but not limited to, act of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, or power failure. Performance shall be excused only to the extent of and during the reasonable continuance of such disability. Any deadline or time for performance specified in an appendix to this AGREEMENT that falls due during or subsequent to the occurrence of any of the causes referred to herein shall be automatically extended for a period of time equal to the period of such cause. SIEGFRIED shall immediately notify TARGACEPT if, by reason of any of the causes referred to herein, SIEGFRIED is unable to meet any deadline or time for performance specified in a sub-appendix to this AGREEMENT. The foregoing shall not be construed to alter each party’s rights under the first sentence of Section 9.2.

16.4 Nothing herein or in any sub-appendix to this AGREEMENT, shall be deemed or construed to constitute or create between the parties hereto a partnership, joint venture, agency, or other relationship other than as expressly set forth herein. Neither party shall have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

16.5 This AGREEMENT and the appendices (and sub-appendices) to this AGREEMENT, which appendices (and sub-appendices) are deemed to be a part of this AGREEMENT for all purposes, contain the complete agreement of the parties with respect to the subject matter hereof and supersede all prior understandings and agreements relating thereto. No waiver, alteration, amendment or modification of any of the provisions hereof shall be binding unless made in writing and signed by the parties; provided that, notwithstanding the foregoing, each of TARGACEPT AND SIEGFRIED acknowledges and agrees that TARGACEPT may, by written notice to SIEGFRIED, unilaterally modify and amend at any time any sub-appendix hereto applicable to a particular SELECTED COMPOUND or PRODUCT to remove application of this AGREEMENT to such SELECTED COMPOUND or PRODUCT, or to provide for termination of any or all DEVELOPMENT or PRODUCTION activities with respect to such SELECTED COMPOUND, if (i) an EXCLUSION CONDITION applies or (ii) TARGACEPT discontinues or suspends development of such SELECTED COMPOUND or PRODUCT.

16.6 In the event that any term of this AGREEMENT shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

16.7 If during the term of this AGREEMENT, performance of the AGREEMENT should lead to unreasonable hardship for the one or the other Party, taking the interests of both Parties into account, both Parties shall undertake reasonable endeavors to agree amicably to amend this AGREEMENT in the light of the change in circumstances.

16.8 The waiver by the parties of any breach, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein.

16.9 This AGREEMENT may be executed in two counterparts (which may be exchanged by facsimile), each of which shall be deemed an original and both of which together shall constitute but one and the same AGREEMENT.

[The remainder of this page is left blank intentionally.]

In WITNESS WHEREOF, the parties have had this AGREEMENT signed by their duly authorized representatives, all as of the effective date.

For and on behalf of

SIEGFRIED LTD.		Witnesseth:

NAME:	/s/ B. Vuenburg	NAME:	/s/ Dennis P. Bauer

BY:	B. Vuenburg	BY:	Dennis P. Bauer

TITLE:	SVP Marketing & Development	TITLE:	VP – Sales & Marketing (USA)

DATE:	4 Feb. 2004	DATE:	February 4, 2004

For and on behalf of

TARGACEPT, INC.		Witnesseth:

NAME:	/s/ J. Donald deBethizy	NAME:	/s/ Peter Zorn

BY:	J. Donald deBethizy	BY:	Peter A. Zorn

TITLE:	President and CEO	TITLE:	Corporate Counsel

DATE:	1/29/04	DATE:	1/29/04

APPENDIX A

SELECTED COMPOUNDS

APPENDIX A-1

[insert SELECTED COMPOUND here]

[insert specification detail here]

For and on behalf of

TARGACEPT, INC.	SIEGFRIED LTD.

NAME:	NAME:

BY:	BY:

TITLE:	TITLE:

DATE:	DATE:

APPENDIX B

SCOPE of WORK for SELECTED COMPOUNDS

APPENDIX B-1

Scope of work - Phase I – Laboratory

[insert detail here]

Scope of work - Phase II – Kilo Lab or Pilot Production

[insert detail here]

For and on behalf of

TARGACEPT, INC.	SIEGFRIED LTD.

NAME:	NAME:

BY:	BY:

TITLE:	TITLE:

DATE:	DATE: